Exhibit 10.5

dELiA*s, INC.

AND

WALTER KILLOUGH

EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”), by and between dELiA*s, Inc. (the “Company”) and Walter Killough (“Executive”) is effective as of December 6, 2005.

WHEREAS, Alloy, Inc. (“Alloy”) is contemplating a spin off of Alloy’s merchandise business (the “Spin”) so that the merchandising business is separate and distinct from its media and marketing business;

WHEREAS, Executive and Alloy entered into an offer letter dated July 29, 2003 (the “Offer Letter”), which Offer Letter was assigned to the Company;

WHEREAS, upon completion of the Spin the Company will be a stand alone entity that will operate the merchandising business previously operated by Alloy and wishes to retain Executive to serve as its Chief Operating Officer following completion of the Spin; and

WHEREAS, this Agreement is intended to replace and supercede the Offer Letter upon completion of the Spin.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and Executive hereby agree as follows:

1. Employment. Subject to the terms and conditions of this Agreement, the Company will employ Executive, and Executive agrees to serve the Company, as Chief Operating Officer reporting to the Board of Directors of the Company (the “Board”). Executive shall have the responsibilities, duty and authority commensurate with the position of Chief Operating Officer customarily exercised by a person holding such position in a company of the size and nature of the Company and such other responsibilities, duties and authority as may be assigned or granted from time-to-time by the Board or the Chief Executive Officer of the Company. The principal location at which Executive will perform such services will be the Company’s corporate headquarters in New York, New York. Executive shall also be nominated for appointment as a director during each election held during the Term (as defined below) for directors of the class of which Executive is a member.

2. Term of Employment. Executive’s employment pursuant to the terms of this Agreement will commence on the Spin completion date (the “Commencement Date”) and will continue until the second anniversary date of the Commencement Date (the “Term”)

3. Compensation.

(a)	Base Salary and Bonuses. While Executive is employed by the Company, the Company will pay Executive a base salary at the annual rate of $375,000 (the “Base Salary”). The Base Salary shall be reviewed by the Compensation Committee of the Board of the Company (the “Committee”) on a periodic basis so long as Executive remains employed by the Company. Based upon such review, the Committee annually may increase or decrease the Base Salary. The Base Salary will be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time. The Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any Executive benefit plan in which Executive participate. In addition, Executive shall be entitled to a potential annual cash bonus up to 25% of the Base Salary, or such alternative amount as may be available for grant under any standardized profit target bonus plan adopted by the Company from time-to-time, if financial targets are attained.

(b)	Company shall reimburse Executive for all reasonable business and travel expenses incurred in connection with Executive’s performance of duties for the Company in accordance with the Company’s business expense reimbursement policy, as the same may be revised from time to time.

(c)	Executive shall be entitled to the various benefits offered by the Company to its employees generally. Such benefits may be modified or changed from time to time at the discretion of the Company and all such modifications shall be applicable to Executive from and after the effective date thereof. Where a particular benefit is subject to a formal plan, eligibility to participate in and receive any particular benefit of the plan is subject to the applicable plan document.

(d)	Vacation. Executive shall be entitled to four (4) weeks paid vacation per fiscal year.

(e)	Spin Options. The Company and Executive acknowledge and agree that 2.3 million options have been reserved for issuance to senior management members of the Company and that options to purchase up to 520,000 shares of dELiA*s Common Stock shall be issued to Executive, with such options (i) to be exercisable beginning on the effective date of the Spin, (ii) to vest over a period of four (4) years in equal annual installments beginning on the one-year anniversary of the effective date of the Spin, and (iii) to have an exercise price per share equal to the per share exercise price of the rights to purchase common stock being distributed to the holders of the Company’s common stock following completion of the Spin.

4. Termination of Employment. (a) If the Company terminates Executive’s employment without “Cause” (as hereinafter defined) on or before the second anniversary of the Commencement Date, the Company shall pay to Executive an amount of equal to Base Salary for a period of twelve months following such termination and all of Executive’s options to purchase the Company’s stock shall vest. “Cause” shall mean (a) the commission of any act of fraud, embezzlement or dishonesty by Executive; (b) any material act or omission by Executive adversely affecting the business and/or affairs of Company or any of its subsidiaries or affiliates or which is detrimental to the business and/or the reputation of the Company or any of its affiliates or subsidiaries except as the result of your exercise of Executive’s business judgment based upon the facts made available to Executive at the time Executive exercised such judgment; (c) Executive’s failure to perform Executive’s employment duties, as the same may be changed from time to time in accordance with the provisions set forth herein and failure by Executive to remedy such failure within ten (10) days following written notice from Company to Executive; (d) a material breach of any term or provision by Executive of this Agreement or any other agreement entered into by Company and Executive which failure Executive has not remedied within ten (10) days following written notice from Company to Executive; (e) failure to meet the reasonable performance levels and other criteria established by the Company’s Board of Directors from time to time as communicated to Executive; and (f) upon Executive’s death or “Disability” (as hereinafter defined). “Disability” shall mean Executive’s inability to perform the services contemplated under this Agreement due to a physical or mental disability, for a period of sixty (60) days, whether or not consecutive, during any 360-day period.

8. Confidentiality and Noncompetition Agreement. Executive acknowledges and agrees that he has, as a condition of his employment by the Company, previously executed and delivered to Alloy a Confidentiality and Noncompetition Agreement dated as of September 2, 2003 (the “Noncompetition Agreement”), which Noncompetition Agreement was assigned by Alloy to the Company in connection with the Spin, and further agrees that nothing contained in this Agreement shall be deemed to modify or affect in any manner any of Executive’s duties or obligations set forth therein.

9. General.

(a)	Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made;

(A)	if to the Company, to:

dELiA*s, Inc.

435 Hudson Street

New York, NY 10001

Attention: Vice President – Human Resources

Facsimile: (212) 590-6226

with a copy to:

dELiA*s, Inc.

435 Hudson Street

New York, NY 10001

Attention: General Counsel

Facsimile: (212) 590-6310

(B)	if to Executive, to the last known address set forth in the Executive’s personnel records.

(b)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)	Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d)	Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e)	Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.

(f)	Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except among the parties hereto, and no person or entity will be regarded as a third-party beneficiary of this Agreement.

(g)	Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of New York, without giving effect to the conflict of law principles thereof.

(h)

Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this Agreement will be brought in the courts of New York State located in New York County, New York or of the United States of America for the Southern

District of New York. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(i)	Trial By Jury Waiver. Any controversy, dispute or claim arising out of or in connection with this Agreement will be settled by judge alone, and Executive waives and forever renounces any right Executive may have to a trial before a civil jury. Any such controversy, dispute or claim shall be governed by the laws of the State of New York, without giving effect to the rules of conflicts of laws.

(j)	Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid arid enforceable to the fullest extent permitted by law.

(k)	Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof

(l)	No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(m)	Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS THEREOF, Executive has hereunto set his hand and the Company has caused these presents to be executed in its name and on its behalf as of the day and year first above written.

dELiA*s, Inc.

By:	/S/ ROBERT E. BERNARD

Executive

/S/ WALTER KILLOUGH
Walter Killough